Exhibit 21.01

BIGLARI HOLDINGS INC. SUBSIDIARIES

Subsidiaries	Jurisdiction of Incorporation or Organization
Austins of Omaha, Inc.	Nebraska
Biglari & Company	Indiana
Biglari Design Inc.	Delaware
Biglari Group S.A.R.L.	Monaco
Biglari Holdings Finance Corp.	Indiana
Biglari Real Estate Development Corporation	Indiana
Consolidated Specialty Restaurants, Inc.	Indiana
SNS Investment Company	Indiana
Steak n Shake, LLC	Indiana
Steak n Shake 3rd Street Promenade, LLC	Indiana
Steak n Shake Alamo Ranch, LLC	Indiana
Steak n Shake Enterprises, Inc.	Indiana
Steak n Shake Ibiza S.L.	Spain
Steak n Shake Indianapolis Office Inc.	Indiana
Steak n Shake International Inc.	Indiana
Steak n Shake International S.A.R.L.	Monaco
Steak n Shake Operations, Inc.	Indiana
Steak n Shake Sports and Entertainment Group LLC	Indiana
The Western Sizzlin Stores of Little Rock, Inc.	Arkansas
The Western Sizzlin Stores, Inc.	Tennessee
Western Investments, Inc.	Delaware
Western Mustang Holdings, LLC	Delaware
Western Properties, Inc.	Delaware
Western Real Estate, L.P.	Delaware
Western Sizzlin Corporation	Delaware
Western Sizzlin Franchise Corporation	Delaware